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                                                                   Exhibit 8 (b)



                              December 27, 1978



Institutional Liquid Assets
Suite 8700
233 S. Wacker Drive
Chicago, Illinois 60606

Gentlemen:

          Reference is made to the Custodian Agreement (the "Custodian Agreement") of even date between Institutional Liquid Assets ("ILA") and State Street Bank and Trust Company ("State Street"). Particular reference is made to
(S)11 of the Custodian Agreement which provides that ILA shall pay to State Street, as custodian, the compensation and expense reimbursement set forth in the schedule of even date therewith delivered by State Street to ILA (the "Initial Schedule") until a different compensation and expense reimbursement schedule shall be agreed upon in writing between the parties. Term used herein which are defined in the Custodian Agreement have the same meaning herein as in the Custodian Agreement.

          This letter constitutes the Initial Schedule and the compensation and expense reimbursement thereunder is set forth below:

  A. Basic Fee
     ---------
                                                  Percent of Average
      Prime Obligations Portfolio                 Daily Net Assets
      ---------------------------                 ----------------

      First $20 million of average                1/20th of 1%
      daily net assets

      Next $80 million of average                 1/40th of 1%
      daily net assets

      Average daily net assets in                 1/100th of 1%
      excess of $80 million
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      Each Additional Portfolio                   Fee
      -------------------------                   ---

      First $100 million of average
      daily net assets                            $18,000 (flat fee)

      Average daily net assets in excess          1/100th of 1% of
      of $100 million                             average daily net assets


The Basic Fee is an annual fee which will be billed and payable monthly. If the total number of portfolios exceeds 4, the Basic Fee with respect to the Portfolios in excess of 4 will be negotiated between the parties.


  B. Transaction Fee For Portfolio Trades
     ------------------------------------
           Transaction                            Fee
           -----------                            ---

      Repurchase Agreements with State Street     $ 5.00

      All other trades

           Nonbook entry                          $12.00
           Book entry                             $10.00


  C. Wire Fees
     ---------

           Type of Wire                           Fee
           ------------                           ---

           Wire Out                               $2.00
           Wire In                                $1.50



  D. Balance Credit Against The Foregoing Fees
     -----------------------------------------

     A balance credit will be applied monthly against the above fees equal to 83-1/3% of the 90 day Treasury Bill rate in effect on the last Monday of each month, adjusted to a monthly basis, times the average collected balance for the month in question in all accounts maintained under or pursuant to the Custodian Agreement.
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  E. Out-of-Pocket Expenses Reimbursable by ILA

     ILA will reimburse State Street monthly for the following out-of-pocket expenses incurred by State Street during such month in the performance of its duties under the Custodian Agreement:

           telephone;

           postage;

           courier fees of independent courier services;

           office supplies used in maintaining ILA's records;

           and

           duplicating.


                         STATE STREET BANK AND TRUST COMPANY


                         By Signature illegible
                           _________________________________
                         as its_____________________________



Accepted and agreed to:

INSTITUTIONAL LIQUID ASSETS


By  /s/ Robert S. Brooker
  ------------------------------
     as its President
            --------------------